For Immediate Release	Contact: Ann Storberg, Investor Relations
(517) 324-6629

AMERICAN PHYSICIANS CAPITAL, INC. ANNOUNCES
DISMISSAL OF SHAREHOLDER LAWSUIT

East Lansing, Michigan, January 12, 2005 — American Physicians Capital, Inc. (APCapital) (NASDAQ: ACAP) announces that the lawsuit brought against APCapital and two of its officers alleging securities fraud violations on behalf of a proposed class of shareholders has been dismissed with prejudice.

“I am very pleased with the ruling handed down yesterday and glad we can put this distraction behind us so we can devote 100% of our efforts to running our business,” stated President and CEO R. Kevin Clinton.

Corporate Description

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.